UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2012

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	333-161449	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On February 16, 2012, KBS Legacy Partners Apartment REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, has entered into a purchase and sale agreement with Avalon Village Green Associates, LLC (the "Seller") to purchase an apartment complex, containing 255 apartment units located on approximately 25.2 acres of land in Pikesville, Maryland (“The Residence at Waterstone”).  The Seller is not affiliated with the Company or its advisors. In connection with the purchase and sale agreement, on February 17, 2012, the Company made an initial deposit of $500,000. On March 19, 2012, the Company will be required to make an additional deposit of $1.5 million under the purchase and sale agreement. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase The Residence at Waterstone only after satisfaction of agreed upon closing conditions.
The Residence at Waterstone is located in the northwest Baltimore suburb of Pikesville, Maryland and consists of 255 apartment units, encompassing 370,436 rentable square feet. The Residence at Waterstone was constructed in 2002 and is currently 96% leased. The purchase price of The Residence at Waterstone is approximately $65.0 million plus closing costs. The Company intends to fund the purchase of The Residence at Waterstone with proceeds from a mortgage loan from an unaffiliated lender and proceeds from its ongoing initial public offering.
There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition without legal excuse, it may forfeit up to $2.0 million of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: February 17, 2012	BY:	/s/ DAVID E. SNYDER
David E. Snyder
Chief Financial Officer, Treasurer and Secretary